UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2015

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36641	20-7273918
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3 University Plaza Drive, Suite 320
Hackensack, NJ	07601
(Address of principal executive offices)	(Zip Code)

(201) 488-0460

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure in paragraphs 2, 3 and 4 of Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On September 22, 2015, Brainstorm Cell Therapeutics Inc. (the “Company”) appointed Chaim Lebovits as its Chief Executive Officer.

On September 28, 2015, the Company’s wholly owned subsidiary Brainstorm Cell Therapeutics Ltd. (the “Subsidiary”) and Chaim Lebovits entered into an employment agreement which sets forth the terms of Mr. Lebovits’s employment (the “Employment Agreement”). Pursuant to the Employment Agreement, Chaim Lebovits will be paid a salary at the annual rate of $282,500.  Mr. Lebovits will also receive other benefits that are generally made available to the Subsidiary’s employees.  In addition he will be provided with a cellular phone and a company car, with all costs including taxes borne by the Subsidiary.

Mr. Lebovits also was granted a stock option (the “Grant”) on September 28, 2015 (the “Grant Date”) for the purchase of up to 369,619 shares of the Company’s common stock at a per share exercise price equal to the closing price of the Company’s common stock (during normal trading hours) on the date of grant. Subject to Mr. Lebovits’ continued service with the Company through the applicable vesting dates, the Grant will vest and become exercisable in 12 consecutive equal monthly installments starting with the Grant Date, shall be exercisable for a period of two years after termination of employment, and shall vest and become exercisable in full 10 days prior to a change of control of the Company if the Grant is not assumed by the acquirer.  The Grant was issued under the Company’s 2014 Global Share Option Plan.

The above description of the Employment Agreement is qualified in its entirety by reference to the terms of the Employment Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

On September 22, 2015, the Company issued a press release announcing the appointment of Chaim Lebovits as its Chief Executive Officer. A copy of the press release is attached as Exhibit 99.1 hereto.

Chaim Lebovits joined the Company in July 2007 as President. From August 1, 2013 until June 2014 Mr. Lebovits served as the Company’s Principal Executive Officer, and assumed the duties and responsibilities Chief Executive Officer on an interim basis. Mr. Lebovits controls the Company’s largest stockholder ACCBT Corp., as well as Company stockholder ACC Holdings International, and its subsidiaries ACC Resources, specializing in the mining, oil and energy industries, and ACC BioTech, which is focused on biotechnology. He has over a decade of experience with mining and natural resource management in the African region and has spent years leading the exploration and development of resources in West Africa and Israel, and has served as a member of the board of directors of several companies in the industry. Mr. Lebovits has also held senior positions for the worldwide Chabad Lubavitch organization, the largest Jewish organization in the world today.

Chaim Lebovits is 44 years old. There is no arrangement or understanding between Mr. Lebovits and any other person pursuant to which he was appointed Chief Executive Officer. Other than described in “Certain Relationships and Related Transactions – Investment Agreement with ACCBT Corp.,” on pages 25 and 26 of the Company’s definitive proxy statement dated July 17, 2015 and filed with the Securities and Exchange Commission on July 17, 2015, which description is incorporated by reference herein, there have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Lebovits has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Lebovits and any director or other executive officer of the Company.

(b)

On September 22, 2015 Tony Fiorino, MD, PhD ceased to serve as Chief Executive Officer of the Company. Dr. Fiorino is anticipated to remain with the Company in an executive scientific role, to be announced in the near future.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Employment Agreement dated September 28, 2015 between Brainstorm Cell Therapeutics Inc. and Chaim Lebovits.
99.1*	Press Release dated September 22, 2015.

* Filed herewith.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 28, 2015	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Chaim Lebovits
Chaim Lebovits
Chief Executive Officer and President